Exhibit 99.1
Supplemental Discussion of Caesars Entertainment Operating Company, Inc. Financial Information
On January 28, 2008, Caesars Entertainment Corporation ("Caesars Entertainment," "Caesars," or "CEC") was acquired by affiliates of Apollo Global Management, LLC and TPG Capital, LP in an all-cash transaction (the “Acquisition”). A substantial portion of the financing of the Acquisition is comprised of bank and bond financing obtained by Caesars Entertainment Operating Company, Inc. (for purposes of this Exhibit, “CEOC,” the “Company,” “we,” “our,” or “us,” and including our subsidiaries when the context requires), a wholly owned subsidiary of Caesars Entertainment. This financing is neither secured nor guaranteed by Caesars Entertainment's other wholly owned subsidiaries, including certain subsidiaries that own properties that are secured under $4,650.0 million face value of financing issued by Caesars Entertainment Resort Properties ("CERP"). Therefore, we believe it is meaningful to provide information pertaining solely to the consolidated financial position and results of operations of CEOC and its subsidiaries. The CEOC consolidated condensed financial statements and other financial information and disclosures presented in this exhibit are unaudited and upon audit completion, such amounts and disclosures may change from what is presented herein.
As described in "Recent Developments" within Item 4, on May 5, 2014, Caesars Entertainment completed the sale of 68.1 shares of CEOC’s unregistered common stock to certain qualified institutional buyers. The CEOC shares were offered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. Upon completion of the sale, Caesars Entertainment’s guarantee of CEOC’s outstanding secured and unsecured notes was automatically released. Accordingly, CEOC will begin filing forms required under the Securities Exchange Act of 1934 starting with its Form 10-Q for the period ending June 30, 2014. As such, there are no future plans to provide further “Supplemental Discussions of Caesars Entertainment Operating Company, Inc.’s Financial Information” as exhibits to Form 8-K.

Item 1.    CEOC Operating Results and Basis of Presentation

Consolidated CEOC Results
The following tables represent CEOC's unaudited Consolidated Condensed Balance Sheets as of March 31, 2014 and December 31, 2013, and its unaudited Consolidated Condensed Statements of Operations and unaudited Consolidated Condensed Statements of Cash Flows for the three months ended March 31, 2014 and 2013.
The results of operations and cash flows for the following properties have been classified as discontinued operations for all periods presented:
•Our land concession and all related subsidiaries in Macau were sold in November 2013;
•Alea Leeds casino in England, which was closed in March 2013; and
•Golden Nugget casino in England, which was closed in February 2014.
Due to CEOC's continuing involvement with the LINQ and Octavius Tower of Caesars Palace Las Vegas, CEOC continues to consolidate the related net assets and income statement impacts into CEOC's financial results subsequent to CERP's ownership of these properties in October 2013. These amounts are presented separately in a tabular presentation in Item 4, "Consolidated Operating Results and Discussion" to provide greater visibility into the impact of this accounting on the CEOC financial statements.
2013 Revised Quarterly Financial Information
During the fourth quarter 2013, the Company recast prior CEOC results to reflect the following:

•	a change in methodology for accounting for income taxes to a standalone basis of reporting;

•	a change in methodology for pension accounting to the immediate recognition method of accounting for actuarial gains and losses;

•	correction of prior period errors in CEOC financial reports for intercompany insurance; and

•	correction of previously identified immaterial errors.
As a result, all financial information for the interim periods during 2013 previously reported in exhibit 99.1 of CEC's Current Report on Form 8-K filed with the SEC on April 15, 2014 have been revised to reflect these adjustments. The income taxes within the 2013 interim periods have been adjusted to reflect each period's allocation of the 2013 annual tax benefit.
We have provided adjusting Consolidated Condensed Statements of Operations for each of the four quarters of 2013 in Item 9, "CEOC Quarterly Consolidated Condensed Statements of Operations," which present adjusting information necessary to understand the recasted interim quarterly financial information as compared to the interim quarterly financial information previously reported as Exhibits to CEC Forms 10-Q through the third quarter 2013.
All discussion of results contained in the accompanying Consolidated Operating Results and Discussion to the Consolidated Condensed Statement of Operations in Item 2 reflect the revisions contained in Item 9.

Item 2.    CEOC Consolidated Condensed Financial Statements

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	As of March 31,	As of December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$1,176.8	$1,440.0
Restricted cash	9.0	14.2
Receivables, net of allowance for doubtful accounts of $141.7 and $139.8	432.5	493.5
Deferred income taxes	1.3	1.3
Prepayments and other current assets	155.5	159.1
Inventories	30.1	31.4
Due from affiliates	53.1	76.4
Total current assets	1,858.3	2,215.9
Property and equipment, net of accumulated depreciation of $2,155.4 and $2,124.5	8,872.9	8,863.7
Goodwill	1,268.2	1,268.2
Intangible assets other than goodwill	2,879.7	2,926.1
Investments in and advances to non-consolidated affiliates	155.7	152.2
Restricted cash	41.8	85.2
Deferred charges and other	474.6	482.2
Assets held for sale	4.0	11.9
	$15,555.2	$16,005.4

Liabilities and Stockholder's Deficit
Current liabilities
Accounts payable	$353.6	$348.4
Accrued expenses and other current liabilities	876.4	848.0
Interest payable	448.7	308.1
Deferred income taxes	306.9	272.9
Current portion of long-term debt	155.7	113.4
Total current liabilities	2,141.3	1,890.8
Long-term debt	16,686.2	16,639.8
Notes payable to affiliate	260.4	300.8
Deferred credits and other	1,018.5	1,254.7
Deferred income taxes	1,570.7	1,591.5
	21,677.1	21,677.6
Total stockholder's deficit	(6,148.0)	(5,697.8)
Non-controlling interests	26.1	25.6
Total deficit	(6,121.9)	(5,672.2)
	$15,555.2	$16,005.4

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended March 31,
	2014	2013(1)
Revenues
Casino	$1,044.1	$1,210.2
Food and beverage	231.4	256.2
Rooms	165.6	182.9
Management fees	16.7	10.7
Other	91.7	106.2
Reimbursable management costs	87.8	59.7
Less: casino promotional allowances	(194.5)	(210.5)
Net revenues	1,442.8	1,615.4
Operating expenses
Direct
Casino	650.1	693.7
Food and beverage	89.4	105.8
Rooms	40.4	43.5
Property, general, administrative, and other	307.0	353.6
Reimbursable management costs	87.8	59.7
Depreciation and amortization	91.3	127.1
Write-downs, reserves, and project opening costs, net of recoveries	12.2	7.3
Impairment of intangible and tangible assets	101.1	20.0
(Income)/loss on interests in non-consolidated affiliates	(3.5)	3.0
Corporate expense	49.2	32.1
Acquisition and integration costs	14.6	11.8
Amortization of intangible assets	15.3	23.0
Total operating expenses	1,454.9	1,480.6
Income/(loss) from operations	(12.1)	134.8
Interest expense	(535.8)	(546.0)
Loss on early extinguishments of debt	(0.1)	(29.5)
Other income	0.9	2.4
Loss from continuing operations before income taxes	(547.1)	(438.3)
Income tax benefit	72.2	210.3
Loss from continuing operations, net of income taxes	(474.9)	(228.0)
Discontinued operations
Loss from discontinued operations	(15.9)	(24.0)
Income tax benefit	—	0.3
Loss from discontinued operations, net of income taxes	(15.9)	(23.7)
Net loss	(490.8)	(251.7)
Less: net income attributable to noncontrolling interests	(2.1)	(2.5)
Net loss attributable to CEOC	$(492.9)	$(254.2)

(1) Adjustments have been made to previously provided financial information. See Item 9, "CEOC Quarterly Consolidated Condensed Statements of Operations."

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Three Months Ended March 31,
	2014	2013 (1)
Cash flows from operating activities	$(153.1)	$(81.7)
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(138.7)	(136.9)
Change in restricted cash	48.6	829.5
Proceeds received from sale of assets	12.5	—
Other	1.9	(3.6)
Cash flows from investing activities	(75.7)	689.0
Cash flows from financing activities
Intercompany note borrowings, net of repayments	(25.0)	(59.3)
Scheduled debt and capital lease payments	(7.4)	(2.5)
Proceeds from the issuance of long-term debt	—	1,589.5
Cash paid for early extinguishments of debt	—	(1,784.2)
Debt issuance and extension costs and fees	—	(47.3)
Other	(1.3)	(4.2)
Cash flows from financing activities	(33.7)	(308.0)
Cash flows from discontinued operations
Cash flows from operating activities	(0.7)	0.8
Cash flows from investing activities	—	0.2
Cash flows from financing activities	—	—
Net cash flows from discontinued operations	(0.7)	1.0
Net (decrease)/increase in cash and cash equivalents	(263.2)	300.3
Change in cash classified as assets held for sale	—	(0.1)
Cash and cash equivalents, beginning of period	1,440.0	1,547.5
Cash and cash equivalents, end of period	$1,176.8	$1,847.7

(1) Adjustments have been made to previously provided financial information. See Item 9, "CEOC Quarterly Consolidated Condensed Statements of Operations."

Item 3.    Properties
Our executive officers review operating results, assess performance, and make decisions related to the allocation of resources on a property-by-property basis. We believe, therefore, that each property is an operating segment and that it is appropriate to aggregate and present the operations of our company as one reportable segment. To provide more meaningful information than would be possible on a consolidated basis, our casino properties have been grouped as shown in the table below to facilitate discussion of our operating results. We have restated prior discussions of operating results to align to the current presentation.

Domestic Owned		Managed and International
Bally's Atlantic City (a)	Harrah's Reno	Managed:	International:
Bally's Las Vegas (b)	Harrah's Tunica (f)	Caesars Windsor (h)	Alea Glasgow (m)
Caesars Atlantic City	Harveys Lake Tahoe	Conrad Punta del Este (i)	Alea Nottingham (m)
Caesars Palace	Horseshoe Bossier City	Flamingo Las Vegas (o)	Emerald Safari (n)
Grand Casino Biloxi	Horseshoe Council Bluffs/ Bluffs Run	Harrah's Ak-Chin (j)	Golden Nugget (m)
Harrah's Council Bluffs	Horseshoe Hammond	Harrah’s Atlantic City (o)	Manchester235 (m)
Harrah's Joliet (c)	Horseshoe Southern Indiana	Harrah's Cherokee (j)	Playboy Club London (m)
Harrah's Lake Tahoe	Horseshoe Tunica	Harrah’s Las Vegas (o)	Rendezvous Brighton (m)
Harrah's Louisiana Downs	Showboat Atlantic City	Harrah’s Laughlin (o)	Rendezvous Southend-on-Sea (m)
Harrah's Metropolis	The Cromwell (b) (g)	Harrah’s Resort Southern California (j) (k)	The Casino at the Empire (m)
Harrah's New Orleans (d)	The Quad Resort & Casino (b)	Horseshoe Baltimore	The Sportsman (m)
Harrah's North Kansas City	Tunica Roadhouse Hotel & Casino	Horseshoe Cincinnati (j) (l)
Harrah's Philadelphia (e)		Horseshoe Cleveland (j) (l)
Paris Las Vegas (o)
Planet Hollywood Resort & Casino
Rio All-Suites Hotel & Casino (o)
ThistleDown Racino (j) (l)
__________________

(a)	In October 2013, the Company entered into an agreement to sell its 500-room Claridge Hotel Tower in Atlantic City. The sale closed in February 2014.

(b)	The Company sold this property to Caesars Growth Partners, LLC ("CGP LLC") on May 5, 2014. See "Sale of Certain Properties from CEOC to CGP LLC" in "Recent Developments" within Item 4.

(c)	We have an 80% ownership interest in and manage this property.

(d)	The Company sold this property to CGP LLC on May 20, 2014. See "Sale of Certain Properties from CEOC to CGP LLC" in Item 4, "Consolidated Operating Results and Discussion."

(e)	We have a 99.5% ownership interest in and manage this property.

(f)	We announced the closure of this casino in March 2014, effective June 2, 2014.

(g)	The Cromwell replaced Bill's Gamblin' Hall & Saloon, which closed temporarily in early February 2013 to accommodate the property's redevelopment and re-opened in the second quarter of 2014.

(h)	We operate this property and the province of Ontario owns the complex through the Ontario Lottery and Gaming Corporation.

(i)
On May 31, 2013, the Company sold 45% of its equity interest in Conrad Punta del Este and, as a result of this transaction, no longer consolidates its results, but instead accounts for it as an equity method investment. The results of Conrad Punta del Este are included in consolidated results through May 31, 2013 and the equity method income or loss is included in loss from operations beginning June 1, 2013.

(j)	Managed.

(k)	Formerly known as Harrah's Rincon.

(l)	We have a 20% interest in Rock Ohio Caesars, LLC, which owns this property.

(m)
We own and operate or manage nine casino clubs in the provinces of the United Kingdom and two in Egypt. We have a 70% ownership interest in and manage one casino in South Africa. On February 11, 2014, we closed the Golden Nugget casino in the U.K., reducing the number of London Clubs International operating properties to eight.

(n)	We have a 70% ownership interest in and manage this property.

(o)
Properties are owned by CERP and managed by CEOC. Property management fees payable are subject to a floor as defined in management agreements with a subsidiary of CEOC. No separate property management fees were paid  in the three months ended March 31, 2014 or 2013 because this floor was not met.

Item 4.    Consolidated Operating Results and Discussion
LINQ and Octavius Results
On April 25, 2011, Octavius Linq Holding Company, LLC (“Octavius/Linq HoldCo”), an indirect wholly-owned subsidiary of CEOC, and its two direct wholly-owned subsidiaries, Caesars Octavius LLC (“Caesars Octavius”) and Caesars Linq, LLC (“Caesars Linq”), were formed to pursue the development of the Octavius Tower and the LINQ. Caesars Octavius leases Octavius Tower to Desert Palace, Inc., commonly known as Caesars Palace, an indirect wholly-owned subsidiary of CEOC. Caesars Linq owns a tract of real property on which Caesars has developed a retail, dining, and entertainment corridor located between The Quad Resort & Casino and the Flamingo Las Vegas on the Las Vegas Strip (the "LINQ”). Caesars Linq leases the gaming space in the LINQ to 3535 Newco, LLC, doing business as The Quad Resort & Casino (the “Quad”), a wholly owned subsidiary of CEOC. The total lease payments under these two leases are $50.0 million annually.
Due to CEOC's continuing involvement with the LINQ and Octavius Tower, CEOC continues to consolidate the related assets and liabilities, as well as the results of operations, in CEOC's financial results subsequent to the sale of these properties to CERP in October 2013, which is reflected in its consolidated condensed financial statements.
Bondholder Communications
On March 21, 2014, CEC, CEOC, CERP, Caesars Acquisition Company ("CAC"), and CGP LLC received a letter (the “March 21 Letter”) from a law firm acting on behalf of unnamed clients who claim to hold Second-Priority Secured Notes of CEOC, alleging, among other things, that CEOC is insolvent and that CEOC’s owners improperly transferred or seek to transfer valuable assets of CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provides for the asset transfers from subsidiaries of CEOC to CGP LLC of Planet Hollywood Las Vegas and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and the LINQ that was consummated in 2013; and (c) the contemplated transfers by CEOC to CGP LLC of the Properties. The March 21 Letter does not identify the holders or specify the amount of Second-Priority Secured Notes of CEOC or other securities that they may hold. The March 21 Letter includes allegations that these transactions constitute or will constitute voidable fraudulent transfers and represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The March 21 Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable. CEC strongly believes there is no merit to the March 21 Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought.
On April 3, 2014, a letter was sent to CEC, the Board of Directors of CEC (the “CEC Board”) and the Board of Directors of CEOC (the “CEOC Board” and, together with the CEC Board, the “Boards”) (the “April 3 Letter”) by a law firm claiming to act on behalf of unnamed parties who assert that they are lenders under CEOC’s credit agreement and/or holders of CEOC’s first priority senior secured notes (collectively, the “First Lien Group”), alleging, among other things, that CEC and CEOC improperly transferred or seek to transfer assets of CEC and CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provides for the contributions by CEC and its subsidiaries to CGP LLC of CIE and $1.1 billion face amount of CEOC’s unsecured notes in exchange for non-voting interests of CGP LLC, and the asset transfers from subsidiaries of CEOC to CGP LLC of the Planet Hollywood casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and the LINQ that was consummated in 2013 ((a) and (b) collectively, the “2013 Transactions”); and (c) the contemplated transfers by CEOC to CGP LLC of the Properties and formation of a new services joint venture between CEOC, CERP and CGP LLC to provide certain centralized services, including but not limited to common management of enterprise-wide intellectual property (the “Contemplated Transaction”). The April 3 Letter asserts that the consideration provided by CGP LLC and CERP in connection with the 2013 Transactions and the Contemplated Transaction is inadequate and that CEC and CEOC were insolvent at the time the transactions were approved. The April 3 Letter claims that the First Lien Group consists of institutions that collectively hold in excess of $1.85 billion of CEOC’s first lien debt and that holders of an additional $880 million of CEOC’s first lien debt endorse and support the April 3 Letter. The April 3 Letter alleges, among other things, that these transactions represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The April 3 Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable, and requests a meeting with representatives of CEC and other parties to discuss these matters. CEC strongly believes there is no merit to the April 3 Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought.

Recent Developments
Golden Nugget. On February 11, 2014, we permanently closed our Golden Nugget casino in England.
The following events occurred subsequent to March 31, 2014. For more information on these events please see Caesars Entertainment's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2014, and as amended on May 8, 2014.
Sale of Certain Properties from CEOC to CGP LLC. On May 5, 2014, we completed the previously announced sale of Bally’s Las Vegas, The Cromwell and The Quad Resort & Casino to CGP LLC (the “Nevada Properties”) and closed on the sale of Harrah’s New Orleans to CGP LLC on May 20, 2014 (hereafter referred to as the "CEOC-CGP LLC Property Transaction") subsequent to receiving approval by the Louisiana Gaming Control Board. CGP LLC acquired the four properties from CEOC for an aggregate purchase price of $2.0 billion minus assumed debt for net proceeds of approximately $1.8 billion, which is subject to further normal and customary closing adjustments.
Sale of CEOC common stock. On May 5, 2014, Caesars Entertainment completed the sale of 68.1 shares of CEOC’s unregistered common stock to certain qualified institutional buyers. Caesars Entertainment received an aggregate purchase price of $6.15 million for the CEOC shares. The CEOC shares were offered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. Upon completion of the sale, Caesars Entertainment’s guarantee of CEOC’s outstanding secured and unsecured notes was automatically released.
Accordingly, CEOC will begin filing forms required under the Securities Exchange Act of 1934 starting with its Form 10-Q for the period ended June 30, 2014. As such, there are no future plans to provide further “Supplemental Discussions of Caesars Entertainment Operating Company, Inc.’s Financial Information” as exhibits to Form 8-K.

Repayment of 2015 maturities. On May 6, 2014, CEOC launched cash tender offers for any and all of its 5.625% Senior Notes due 2015 and any and all of its 10.00% Second-Priority Senior Secured Notes due 2015, subject to financing and other conditions. CEOC has entered into note purchase agreements with a significant third-party holder and a subsidiary of CGP LLC to purchase $746.4 million in aggregate principal amount of the 5.625% Senior Notes for a purchase price of $1,048.75 per $1,000 principal amount, and $108.7 million in aggregate principal amount of the 10.00% Senior Secured Notes for a purchase price of $1,022.50 per $1,000 principal amount. The tender offer period expires on June 3, 2014.
Bank Transactions. On May 6, 2014, CEOC announced that it is seeking to raise $1,750 million of new incremental term loans under its senior secured credit facilities, with an anticipated maturity of March 1, 2017. CEOC also announced its intent to seek amendments to its senior secured credit facilities which, if amended, would among other things: (i) modify the financial maintenance covenant to increase the leverage ratio level, (ii) exclude the new incremental term loans from the definition of "Senior Secured Leverage Ratio" for purposes of such covenant, and (iii) modify CEC’s guarantee under the senior secured credit facilities such that CEC’s guarantee will be limited to a guarantee of collection with respect to obligations owed to the lenders who consent to the Bank Amendment.
Formation of Caesars Enterprise Services, LLC. On May 21, 2014, Caesars Entertainment announced the definitive terms of its previously announced services joint venture, Caesars Enterprise Services, LLC (“Services Co.”), with CEOC, CERP, and Caesars Growth Properties Holdings, LLC (“CGPH”). Services Co. will manage certain enterprise assets and the other assets it owns, licenses or controls and will employ the corresponding employees and other employees who provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. For more information, refer to CEOC’s Current Report on Form 8-K as filed with the SEC on May 21, 2014.
Recent Accounting Pronouncements. In May 2014, the Financial Accounting Standards Board (FASB) issued authoritative guidance amending the FASB Accounting Standards Codification and creating a new Topic 606, Revenue from Contracts with Customers. The new guidance is expected to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP applicable to revenue transactions. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry will be eliminated. In addition, interim and annual disclosures will be substantially revised. The amendments in this guidance are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. We will adopt this standard effective January 1, 2017. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.

Discussion of Results of Operations

The table below shows the accounting impact resulting from the continuing involvement CEOC has with the LINQ and Octavius Tower. CEOC results presented in the discussion following the table below exclude the impact of the LINQ and the Octavius Tower consolidation subsequent to CERP's ownership. Management believes the Non-GAAP measures presented in the table below are helpful to investors because the LINQ and Octavius Tower are not owned by CEOC. Reconciliation of Property EBITDA to the most closely related GAAP financial measure is presented later in this document. The remainder of this discussion of CEOC results of operations compares the CEOC results, excluding the accounting impact of the LINQ and Octavius Tower, with 2013 CEOC Financial Information.

	Three Months Ended March 31,				Percent Favorable/ (Unfavorable)
	2014			2013
(Dollars in millions) (a)	CEOC Financial Information	LINQ/Octavius Accounting Impact(b)	CEOC Excluding LINQ/Octavius (c)	CEOC Financial Information (c)
Casino revenues	$1,044.1	$—	$1,044.1	$1,210.2	(13.7)%
Net revenues	1,442.8	3.5	1,439.3	1,615.4	(10.9)%
Income/(loss) from operations	(12.1)	(6.7)	(5.4)	134.8	*
Loss from continuing operations, net of income taxes	(474.9)	(15.7)	(459.2)	(228.0)	(101.4)%
Loss from discontinued operations, net of income taxes	(15.9)	—	(15.9)	(23.7)	32.9%
Net loss attributable to CEOC	(492.9)	(15.7)	(477.2)	(254.2)	(87.7)%
Property EBITDA (d)	267.7	9.6	258.1	357.1	(27.7)%
Adjusted EBITDA(e)	259.4	9.6	249.8	332.6	(24.9)%
______________

*	Not meaningful

(a)
Casino revenues, net revenues, income/(loss) from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of the Harrah's St. Louis casino, the Alea Leeds casino, the subsidiaries that held our land concession in Macau, and the Golden Nugget casino, all of which are presented as discontinued operations.

(b)	Represents accounting impact of the consolidation of the LINQ and the Octavius Tower entities subsequent to their sale to CERP in October 2013, which are included in CEOC Financial Information.

(c)	As discussed in Item 1, previous amounts have been revised to reflect certain accounting policy changes and the correction of previous errors.

(d)
Property EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this document. Property EBITDA is included because the Company's management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

(e)
Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this document. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the Pro Forma effect of adjustments related to properties, yet-to-be-realized cost savings from the Company's profitability improvement programs, discontinued operations and LTM Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries.

Three Months Ended March 31, 2014 compared with March 31, 2013
Consolidated Net Revenues
Net revenues decreased 10.9% in 2014 compared with the 2013 quarter, primarily due to decreases in casino, food and beverage, and rooms revenues, partially offset by an increase in reimbursable management costs and a decrease in casino promotional allowances.
Casino revenues declined $166.1 million, or 13.7%, compared with the 2013 quarter, due to the impact of severe weather, increased regional competition and continued softness in the domestic gaming market in certain U.S. regional markets outside of Nevada, as well as the reduction of revenues resulting from the deconsolidation for the partial sale of our Conrad Punta del Este casino in Uruguay (the "Conrad") in the second quarter 2013 and the sale of Planet Hollywood Resort & Casino to CGP LLC during the fourth quarter of 2013 (the "Planet Hollywood sale"). Gaming volumes, including table and slot volumes, were down in all domestic regions other than Las Vegas, due to extreme winter weather in 2014 as compared to a milder 2013 and regional competition. Additionally, revenues in certain markets were negatively impacted by increased variable marketing program spending that is treated as a reduction of revenue, such as REEL REWARDS, discounts, and free play.

Food and beverage revenue decreased $24.8 million, or 9.7%, compared with the 2013 quarter, primarily due to the reduction of revenues resulting from the partial sale of the Conrad and the Planet Hollywood sale.
Rooms revenue decreased $17.3 million, or 9.5%, compared with the 2013 quarter, primarily due to the Planet Hollywood sale, partially offset by increase in the average daily rate paid for rooms sold, excluding fully complimentary rooms ("cash ADR") to $120 in 2014 from $107 in 2013 combined with a slight increase in consolidated hotel occupancy to 87% in 2014 from 85% in 2013. The increase in cash ADR was primarily attributable to strong group business in Las Vegas and resort fees, which were introduced in Las Vegas and other Nevada properties beginning in March 2013.
Reimbursable management costs increased $28.1 million, or 47.1%, when compared with 2013, primarily due to the management agreement for Planet Hollywood. Reimbursable management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on operating income.
Consolidated Income/(loss) from Operations
Loss from operations was $5.4 million compared with income from operations of $134.8 million in the 2013 quarter, with the decline primarily due to the income impact of lower revenues and higher non-cash intangible and tangible asset impairment charges, which totaled $101.1 million in the first quarter 2014, as compared with $20.0 million in 2013, partially offset by lower depreciation expense.
Consolidated Net Loss and EBITDA measures
Net loss attributable to CEOC was $477.2 million compared with $254.2 million in the 2013 quarter. The net loss increased primarily due to the factors discussed in "Income/(loss) from Operations" above, as well as the reduction in the tax benefits related to current year losses subject to a federal valuation allowance, partially offset by a pre-tax $19.3 million decrease in interest expense and a decrease in the loss on extinguishment of debt compared with the 2013 quarter. These factors are further described in "Other Factors Affecting Net Loss" that follows herein.
Property EBITDA decreased $99.0 million, or 27.7%, compared with the 2013 quarter primarily due to Atlantic City results, the sale of the Conrad and Planet Hollywood.
Operating Results
Domestic Owned

	Three Months Ended March 31,
(Dollars in millions)	2014	2013	Percent Favorable/(Unfavorable)
Net revenues	$1,128.9	$1,302.1	(13.3)%
Income from operations	11.3	137.9	(91.8)%
Property EBITDA	190.8	290.2	(34.3)%
Three Months Ended March 31, 2014 compared with March 31, 2013
Net revenues decreased 13.3% in 2014 compared with the 2013 quarter, primarily due to decreases in casino, food and beverage, and rooms revenues, partially offset by an increase in reimbursable management costs and a decrease in casino promotional allowances.
Casino revenues declined $135.8 million, or 12.9%, compared with the 2013 quarter, due to the impact of severe weather, increased regional competition and continued softness in the domestic gaming market in certain U.S. regional markets outside of Nevada, as well as the reduction of revenues resulting from the Planet Hollywood sale. Gaming volumes, including table and slot volumes, were down domestically other than in Las Vegas, partially due to extreme winter weather in 2014 as compared to a milder 2013. Additionally, revenues in certain markets were negatively impacted by increased variable marketing program spending that is treated as a reduction of revenue, such as REEL REWARDS, discounts, and free play.

Food and beverage revenue decreased $18.5 million, or 8.5%, compared with the 2013 quarter, primarily due to the reduction of revenues resulting from the Planet Hollywood sale.
Rooms revenue decreased $19.5 million, or 13.0%, compared with the 2013 quarter, primarily due to the Planet Hollywood sale, partially offset by an increase in the cash ADR to $120 in 2014 from $107 in 2013 combined with a slight increase in consolidated hotel occupancy to 87% in 2014 from 85% in 2013. The increase in cash ADR was primarily attributable to strong group business in Las Vegas and resort fees, which were introduced in Las Vegas and other Nevada properties beginning in March 2013.
Income from operations was $11.3 million compared with $137.9 million in the 2013 quarter, with the decline primarily due to the income impact of lower revenues and higher non-cash intangible and tangible asset impairment charges, which totaled $100.7 million in the first quarter 2014, as compared with $20.0 million in 2013, partially offset by lower depreciation expense.
Net loss attributable to CEOC was $62.8 million compared with $85.3 million in the 2013 quarter. The net loss increased primarily due to the factors discussed in above, as well as the reduction in the tax benefits related to current year losses subject to a federal valuation allowance, partially offset by a pre-tax $18.9 million decrease in interest expense and a decrease in the loss on extinguishment of debt compared with the 2013 quarter. These factors are further described in "Other Factors Affecting Net Loss" that follows herein.
Property EBITDA decreased $99.4 million, or 34.3%, compared with the 2013 quarter, primarily due to Atlantic City results and the impact of the Planet Hollywood sale.
Reimbursable management costs increased $28.1 million, or 47.1%, when compared with 2013, primarily due to the management agreement for Planet Hollywood. Reimbursable management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on operating income.
Managed, International and Other

	Three Months Ended March 31,
(Dollars in millions)	2014	2013	Percent Favorable/(Unfavorable)
Net revenues
Managed	$201.8	$162.1	24.5%
International	82.9	124.2	(33.3)%
Other	25.7	27.0	(4.8)%
Total net revenues	$310.4	$313.3	(0.9)%

Income/(loss) from operations
Managed	$19.1	$9.6	99.0%
International	15.9	21.7	(26.7)%
Other	(51.7)	(34.4)	50.3%
Total income/(loss) from operations	$(16.7)	$(3.1)	*

Property EBITDA	$67.3	$66.9	*
______________

*	Not meaningful
Three Months Ended March 31, 2014 compared with March 31, 2013
Net revenues remained relatively flat, primarily due to the decrease in casino revenues being largely offset by the increase in reimbursable management costs. Casino revenues decreased $30.3 million, or 19.5%, compared with the 2013 quarter, primarily due to the reduction of revenues resulting from the partial sale of the Conrad. Reimbursable management costs increased $27.3 million, or 45.7%, compared with the 2013 quarter, primarily due to the management agreement for Planet Hollywood subsequent to its sale to CGP LLC as well as the addition of management revenue for Horseshoe Cincinnati (opened in March 2013) and Thistledown Racino (commenced video lottery terminal operations in April 2013). Reimbursable management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on operating income.

Other Factors Affecting Net Loss

	Three Months Ended March 31,
(Dollars in millions)	2014	2013	Percent Favorable/(Unfavorable)
Interest expense	$(526.7)	$(546.0)	3.5%
Loss on early extinguishment of debt	(0.1)	(29.5)	99.7%
Income tax benefit	72.2	210.3	(65.7)%
Loss from discontinued operations, net of income taxes	(15.9)	(23.7)	32.9%
Interest Expense
During the first quarter 2014, interest expense decreased $19.3 million, or 3.5%, from 2013 primarily due to lower debt balances due to the sales of Planet Hollywood, the LINQ, and Octavius Tower in October 2013, and the resulting assumption of debt by the properties' acquirers. This was partially offset by higher interest rates as a result of the February 2013 9.0% senior secured notes refinancing. Interest expense for the first quarter 2014 includes $8.4 million of expense related to derivatives compared to $18.4 million of expense in the 2013 quarter.
Loss on Early Extinguishment of Debt
During the first quarter 2014, we recognized a $0.1 million loss on early extinguishment of debt, compared with $29.5 million in the first quarter 2013, which was primarily related to extinguishments of debt under the CEOC Credit Facilities.
Benefit for Income Taxes
The effective tax rate for the three months ended March 31, 2014 and 2013 was 13.4% and 48.0%, respectively. The effective tax rate benefit in the first quarter of 2014 was unfavorably impacted by an increase in the federal valuation allowance against 2014 losses from continuing operations which were not tax benefitted, partially offset by a tax benefit from the reversal of uncertain state tax positions.  The effective tax rate benefit in the first quarter of 2013 was favorably impacted by the tax benefits from a capital loss resulting from a tax election made for U.S. federal income tax purposes.
Loss from discontinued operations, net of income taxes
During the first quarter 2014, loss from discontinued operations, net of income taxes was $15.9 million, which was primarily related to our closure of the Golden Nugget casino in London, compared with $23.7 million in 2013, which also included the impact of the closure of the Alea Leeds casino in the first quarter 2013 and an impairment related to the Macau sale.
Liquidity and Capital Resources
Cost Savings Initiatives
The Company has undertaken comprehensive cost-reduction efforts to manage expenses with current business levels. We estimate that our cost-savings programs produced $30.5 million in incremental cost savings for the three months ended March 31, 2014 compared with the same period in 2013. Additionally, as of March 31, 2014, the Company expects that these and other identified new cost-savings programs will produce further annual cost savings of $161.4 million, based on the full implementation of current projects that are in process. As the Company realizes savings or identifies new cost-reduction activities, this amount will change.
Capital Spending
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities, to maintain our quality standards. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities and established debt programs, while cash used for development projects, including projects currently under development as well as additional projects being pursued, is typically funded from established debt programs, specific project financing, and additional debt offerings. In November 2013, we completed the sale of our interest in the Macau Land Concession to Pearl Dynasty Investments Limited. We expect to use the net proceeds from the sale, which were $424.9 million, to fund CEOC investments in useful assets, including capital expenditures, or to repurchase certain outstanding CEOC debt.
For the three months ended March 31, 2014, our capital spending totaled $138.7 million, net of an increase of $22.2 million of related payables.

Liquidity Discussion and Analysis
We are a highly leveraged company and a significant amount of our liquidity needs are for debt service, including significant interest payments. As of March 31, 2014, we had $19,550.1 million face value of outstanding indebtedness and our current debt service obligation for the remaining nine months of 2014 is $1,616.4 million, consisting of $108.2 million in principal maturities and $1,508.2 million in required interest payments. Our debt service obligation for 2015 is $2,812.5 million, consisting of $1,113.6 million in principal maturities and $1,698.9 million in required interest payments. Cash paid for interest for the three months ended March 31, 2014 was $326.1 million. Payments of short-term debt obligations and payments of other commitments are expected to be made from operating cash flows and from borrowings under our established debt programs. Long-term obligations are expected to be paid through refinancing of debt, or, if necessary, additional debt or equity offerings.
The following table summarizes the annual maturities of the face value of our long-term debt as of March 31, 2014:

(In millions)	2014	2015	2016	2017	2018	Thereafter	Total
Principal maturities	$108.2	$1,113.6	$2,088.2	$2,977.8	$8,449.8	$4,812.5	$19,550.1
____________________
(1) 2014 maturities consists of the remaining nine months in 2014.
See Item 5, "Long-Term Debt" for details on our debt outstanding and restrictive covenants related to certain of our borrowings. This detail includes, among other things, a table presenting details of our individual borrowings outstanding as of March 31, 2014 and December 31, 2013, as well as discussion of our debt outstanding.
Following the U.S. recession of late 2007 through 2009, we have observed that gaming activity has remained well below the pre-recession levels. In addition, new competition in certain regional markets has negatively affected “same store” volumes, while overall slot volumes trends continue to weaken in most markets. These factors have negatively affected our results of operations, and may continue to negatively affect our results of operations in the future. During periods of economic weakness and in the face of continued weak consumer spending on gaming, our revenues may decrease while many of our costs remain fixed and some costs even increase, resulting in decreased earnings. As a result, we have experienced substantial net losses since 2010, as well as operating losses in 2013 and the three months ended March 31, 2014, resulting in a net stockholders’ deficit of $6,148.0 million as of March 31, 2014. Further, we expect to experience operating and net losses in 2014 and beyond.
Our cash and cash equivalents, excluding restricted cash, totaled $1,176.8 million as of March 31, 2014 compared with $1,440.0 million at December 31, 2013. Restricted cash totaled $50.8 million as of March 31, 2014, consisting of cash reserved under loan agreements for development projects and certain expenditures incurred in the normal course of business, such as interest service, real estate taxes, property insurance, and capital improvements. Our operating cash inflows are typically used for operating expenses, debt service costs, and working capital needs.
In addition to cash flows from operations, available sources of cash include amounts available under our current revolving credit facility. As of March 31, 2014 the facility provided for $106.1 million, of which $9.8 million remained as available borrowing capacity. The following summarizes our liquidity as of March 31, 2014.

(Dollars in millions)	CEOC
Cash, cash equivalents, and short term investments (1)	$1,176.8
Revolver Capacity	106.1
Less: Revolver capacity committed to letters of credit	(96.3)
Less: Cash related to the LINQ and Octavius Tower	(1.8)
Total Liquidity	$1,184.8
____________________

(1)	Excludes restricted cash.
Our operating cash inflows are typically used for operating expenses, debt service costs, working capital needs, and capital expenditures in the normal course of business. We experienced negative operating cash flows of $153.1 million for the three months ended March 31, 2014 and $81.7 million in 2013, and we expect to experience negative operating cash flows for the remainder of 2014 and the foreseeable future.
As described in "Recent Developments" within Item 4, the CEOC-CGP LLC Property Transaction closed in May 2014. The net cash proceeds of approximately $1.8 billion impacted the calculation of our senior secured leverage ratio ("SSLR") covenant on a pro forma basis for the three months ended March 31, 2014, as our SSLR calculations gave impact to the cash to be received and the reduction to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted for the properties sold. In addition, our SSLR calculation going forward will be impacted to the extent the proceeds reduce first lien debt or increase cash.
From time to time, depending upon market, pricing, and other conditions, and on our cash balances and liquidity, we may seek to acquire or exchange notes or other indebtedness of the Company through open market purchases, privately negotiated transactions, tender offers, redemption, exchange offers or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the indentures governing the notes), for cash or other consideration, including our common stock. In addition, we have considered and will continue to evaluate potential transactions to reduce net debt, such as debt for debt exchanges, debt for equity exchanges and other transactions.
We do not expect that cash flow from operations will be sufficient to repay our indebtedness in the long-term and we will have to ultimately seek a restructuring, amendment or refinancing of our debt, or if necessary, pursue additional debt or equity offerings.
Our ability to refinance or restructure our debt, or to issue additional debt or equity, will depend upon, among other things:

•	The condition of the capital markets at the time, which is beyond our control,

•
Our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	Our continued compliance with the terms and covenants in our Credit Facilities, indentures and loan agreements that govern our debt.
Under our Credit Facilities, we are required to satisfy and maintain specified financial ratios. Specifically, our Credit Facilities require us to maintain an SSLR of no more than 4.75 to 1.0, which is the ratio of our senior first priority secured debt to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted. This ratio excludes up to $3,700.0 million of first priority senior secured notes and up to $350.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned. This ratio also reduces the amount of senior first priority secured debt by the amount of unrestricted and pro forma cash on hand which was $2,937.3 million as of March 31, 2014, giving effect to the CEOC-CGP LLC Property Transaction, which closed in May 2014. As of March 31, 2014, the SSLR was 3.73 to 1.0 on a pro forma basis, after giving effect to the closing of this transaction.
While we were in compliance with the terms and conditions of all of our loan agreements, including our Credit Facilities and indentures, as of March 31, 2014, in order to comply with the quarterly SSLR covenant under our Credit Facility in the future, we will need to achieve a certain amount of LTM Adjusted EBITDA - Pro-Forma - CEOC Restricted and/or reduced levels of total senior secured net debt (total senior secured debt less unrestricted cash). The factors that could impact the foregoing include (a) changes in gaming trips, spend per trip and hotel metrics, which we believe are correlated to consumer spending and confidence generally and spending by consumers for gaming and other entertainment activities, (b) our ability to effect cost savings initiatives, (c) asset sales, (d) issuing additional second lien or unsecured debt, or project financing, (e) reducing net debt through open market purchases, privately negotiated transactions, redemptions, tender offers or exchanges, (f) equity issuances, (g) reductions in capital expenditures spending, or (h) a combination thereof.
On May 6, 2014, we announced a number of material transactions that, if completed, are expected to have a material impact on our debt covenants and compliance. These transactions will increase the allowed SSLR maintenance covenant as well as exclude the new incremental term loans from the calculation, both of which will provide additional flexibility for CEOC. See "Recent Developments" within Item 4.
In addition, under certain circumstances, the Credit Facilities allow us to apply cash contributions received from CEC as an increase to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted, if we are unable to meet our SSLR, in order to cure any breach.
Based upon our current operating forecast, the closing of our asset sale to CGP LLC described above, and our ability to achieve one or more of the other factors noted above, including our ability to cure a breach of the SSLR in certain circumstances with cash contributions from CEC, we believe that we will have sufficient liquidity to fund our operations and meet our debt service obligations and that we will continue to be in compliance with the SSLR during the next twelve months.

CEOC Financing, Debt Covenant Compliance and Restrictions
CEOC Credit Facilities
As of March 31, 2014, our Credit Facilities provide for senior secured financing of up to $4,516.2 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of $4,410.1 million and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $106.1 million maturing January 28, 2017, including both a letter of credit sub-facility and a swingline loan sub-facility. The term loans under the Credit Facilities require scheduled quarterly payments of $2.5 million, with the balance due at maturity. As of March 31, 2014, the senior secured term loans are comprised of $29.0 million maturing on January 28, 2015, $957.3 million maturing on October 31, 2016 and $3,423.8 million maturing on January 28, 2018. As of March 31, 2014, $96.3 million of the revolving credit facility was committed to outstanding letters of credit. After consideration of the letter of credit commitments, $9.8 million of additional borrowing capacity was available to the Company under its revolving credit facility as of March 31, 2014.
The indenture and other agreements governing our cash pay debt and PIK Toggle Notes limit our (and most of our subsidiaries’) ability to among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) engage in any business or own any material asset other than all of the equity interest of CEOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes and the agreements governing the other cash pay debt and PIK Toggle Notes will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.
The Credit Facilities financing is neither secured nor guaranteed by Caesars’ other direct subsidiaries.
CEOC Debt Covenant Compliance and Restrictions
In addition, certain covenants contained in our Credit Facilities and indentures covering our second priority senior secured notes and first priority senior secured notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet a fixed charge coverage ratio (LTM Adjusted EBITDA - Pro Forma - CEOC Restricted to fixed charges) of at least 2.0 to 1.0, a total first priority secured leverage ratio (first priority senior secured debt to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted) of no more than 4.5 to 1.0 and/or a consolidated leverage ratio (consolidated total debt to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted) of no more than 7.25 to 1.0. As of March 31, 2014, after giving effect to the closing of the CEOC-CGP LLC Property Transaction, which closed in May 2014, our total first priority secured leverage ratio and consolidated leverage ratio were 7.37 to 1.0 and 14.80 to 1.0, respectively.  For the three months ended March 31, 2014, our earnings were insufficient to cover fixed charges by $925.7 million. For purposes of calculating the fixed charge coverage ratio, fixed charges includes consolidated interest expense less interest income and any cash dividends paid on preferred stock (other than amounts eliminated in consolidation). For purposes of calculating the total first priority secured leverage ratio and the consolidated leverage ratio, the amounts of first priority senior secured debt and consolidated total debt, respectively, are reduced by the amount of unrestricted cash on hand. The covenants that provide for the fixed charge coverage ratio, total first priority secured leverage ratio and consolidated leverage ratio described in this paragraph are not maintenance covenants.
The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting our ability and the ability of our restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans, and advances; (v) consolidate, merge, sell, or otherwise dispose of all or any part of its assets or to purchase, lease, or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws, and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as "Designated Senior Debt."
All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default, the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our Credit Facilities without ratably securing the retained notes.

Item 5.    Long-Term Debt

The following table presents our outstanding debt as of March 31, 2014 and December 31, 2013:

Detail of Debt (dollars in millions)	Final Maturity	Rate(s)	Face Value	Book Value	Book Value
		March 31, 2014			December 31, 2013
Credit Facilities (1)
Term Loans B1 - B3	2015	3.23% - 3.24%	$29.0	$29.0	$29.0
Term Loan B4	2016	9.50%	957.3	946.3	948.1
Term Loan B5	2018	4.49%	991.9	989.5	989.3
Term Loan B6 (3)	2018	5.49%	2,431.9	2,401.7	2,399.9
Secured Debt
Senior Secured Notes (1)	2017	11.25%	2,095.0	2,068.0	2,066.4
Senior Secured Notes (1)	2020	8.50%	1,250.0	1,250.0	1,250.0
Senior Secured Notes (1)	2020	9.00%	3,000.0	2,955.9	2,954.5
Second-Priority Senior Secured Notes (1)	2018	12.75%	750.0	744.2	743.9
Second-Priority Senior Secured Notes (1)	2018	10.00%	4,528.1	2,484.6	2,433.2
Second-Priority Senior Secured Notes (1)	2015	10.00%	214.8	191.1	187.7
Chester Downs Senior Secured Notes	2020	9.25%	330.0	330.0	330.0
Bill's Gamblin' Hall & Saloon ("Bill's") Credit Facility(4)	2019	11.00%	185.0	179.9	179.8
Capitalized Lease Obligations	to 2017	various	22.2	22.2	16.7
Subsidiary-Guaranteed Debt (2)
Senior Notes	2016	10.75%	478.6	478.6	478.6
Senior PIK Toggle Notes	2018	10.75%/11.50%	15.6	15.6	14.7
Unsecured Senior Debt (1)
5.625%	2015	5.625%	791.8	726.0	713.3
6.50%	2016	6.50%	573.2	497.5	490.1
5.75%	2017	5.75%	538.8	425.3	419.0
Floating Rate Contingent Convertible Senior Notes	2024	0.25%	0.2	0.2	0.2
Other Unsecured Borrowings
Special Improvement District Bonds	2037	5.30%	62.9	62.9	62.9
Note payable to Caesars Entertainment	2017	3.15%	260.4	260.4	285.4
Note payable to Caesars Entertainment	2019	11.00%	—	—	15.4
Other	2016	0.00% - 6.00%	43.4	43.4	45.9
Total Debt			19,550.1	17,102.3	17,054.0
Current Portion of Long-Term Debt			(155.7)	(155.7)	(113.4)
Long-term debt			$19,394.4	$16,946.6	$16,940.6
____________________

(1)	Guaranteed by Caesars Entertainment as of March 31, 2014.

(2)	Guaranteed by Caesars Entertainment and certain wholly owned subsidiaries of CEOC as of March 31, 2014.

(3)	The Term B-6 Loans have a springing maturity to April 14, 2017 if more than $250.0 million of CEOC's 11.25% senior secured notes due 2017 remain outstanding on April 14, 2017.

(4)	The Company closed the CEOC-CGP LLC Property Transaction on May 20, 2014. As part of that transaction, CGP LLC assumed this debt.
As of March 31, 2014 and December 31, 2013, book values of debt are presented net of unamortized discounts of $2,447.8 million and $2,535.1 million, respectively.
Our Senior Secured Notes, including the Second-Priority Senior Secured Notes, and our unsecured debt, which is fixed-rate debt, have semi-annual interest payments.

As of March 31, 2014 and December 31, 2013, the Company’s outstanding debt had a fair value of $15,509.4 million and $16,295.3 million, respectively. The fair value of debt has been calculated based on the borrowing rates available as of March 31, 2014, for debt with similar terms and maturities, and based on market quotes of our publicly traded debt. The fair value of our debt is classified within level 1 and level 2 in the fair value hierarchy.
Current Portion of Long-Term Debt
The current portion of long-term debt as of March 31, 2014 primarily includes $29.0 million of senior secured term loans maturing on January 28, 2015, $18.6 million of required interim principal payments on senior secured term loans, $43.5 million of 10.0% second-priority senior secured notes due 2018, and $31.6 million of 10.0% second-priority senior secured notes due 2015. The current portion of long-term debt includes required interim principal payments on the special improvement district bonds, other unsecured borrowings and capitalized lease obligations.
The current portion of long-term debt as of December 31, 2013 included required principal payments of $43.5 million of 10.0% second-priority senior secured notes due 2018 and $31.6 million of 10.0% second-priority senior secured notes due 2015.
Notes Payable to Caesars Entertainment
Caesars Entertainment Corporation has a credit facility in favor of CEOC pursuant to which Caesars Entertainment will make one or more unsecured loans to CEOC in a maximum principal amount not to exceed $1.0 billion outstanding at any time. The entire outstanding amount, plus any accrued and unpaid interest, matures on November 14, 2017, and bears interest at a rate per annum equal to LIBOR, as defined in the CEOC Credit Agreement, plus 3.0%. Interest is payable quarterly in arrears or, at CEOC's election, such interest may be added to the loan balance owed to Caesars Entertainment. There was $260.4 million outstanding under the agreement as of March 31, 2014.
In addition, there was a $15.4 million note payable to Caesars which funded a portion of the Bill’s renovation.  This note was settled on March 31, 2014, in conjunction with the CEOC-CGP LLC Property Transaction, as described in "Recent Developments" within Item 4.
CEOC Credit Facilities Activity
The Credit Facilities financing is neither secured nor guaranteed by Caesars' other direct subsidiaries.
As of March 31, 2014, our Credit Facilities provide for senior secured financing of up to $4,516.2 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of $4,410.1 million and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $106.1 million maturing January 28, 2017, including both a letter of credit sub-facility and a swingline loan sub-facility. The term loans under the Credit Facilities require scheduled quarterly payments of $2.5 million, with the balance due at maturity. As of March 31, 2014, the senior secured term loans are comprised of $29.0 million maturing on January 28, 2015, $957.3 million maturing on October 31, 2016 and $3,423.8 million maturing on January 28, 2018. As of March 31, 2014, $96.3 million of the revolving credit facility was committed to outstanding letters of credit. After consideration of the letter of credit commitments, $9.8 million of additional borrowing capacity was available to the Company under its revolving credit facility as of March 31, 2014.
Bill's Credit Facility
In November 2012, a CEOC subsidiary entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Bill's Credit Facility") to fund the renovation of The Cromwell (formerly Bill's Gamblin' Hall & Saloon). The Cromwell was sold to CGP LLC in a transaction that closed on May 5, 2014, as described in "Recent Developments" within Item 4. As part of this transaction all amounts outstanding under the Bill's Credit Facility were assumed by CGP LLC. The CEOC subsidiary will manage the casino, hotel, and food and beverage operations under a management agreement with CGP LLC, and the dayclub/nightclub will be leased to a third party. The proceeds of the Bill's Credit Facility were funded during the fourth quarter of 2012. The proceeds were used to fund renovation activity through completion in 2014 and the unused portion as of December 31, 2013 remained restricted.
As part of the credit facility, Caesars Entertainment provided a completion guarantee to ensure prompt and complete performance to (i) complete construction and pay all project costs in accordance with the loan documents, (ii) provide the initial working capital specified in the project budget, and (iii) obtain all material permits and licenses necessary for the commencement of operations. The maximum liability under the completion guarantee is $20.0 million. For events occurring subsequent to March 31, 2014, see "Recent Developments" within Item 4.

Tender Offer
On May 6, 2014, we launched tender offers for our 2015 debt maturities and certain anticipated bank transactions, that, if completed, would allow us to refinance all our existing indebtedness that matures in 2015. For more information see "Recent Developments" within Item 4.
Restrictive Covenants and Other Matters
Under our Credit Facilities, we are required to satisfy and maintain specified financial ratios. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions, or cause an event of default. Specifically, the our Credit Facilities requires us to maintain an SSLR of no more than 4.75 to 1.0, which is the ratio of our senior first priority secured debt to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted. This ratio excludes up to $3,700.0 million of first priority senior secured notes and up to $350.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly-owned. This ratio also reduces the amount of senior first priority secured debt by the amount of unrestricted cash on hand which was $2,937.3 million as of March 31, 2014, after giving effect to the CEOC-CGP LLC Property Transaction.
In May 2014, CGP LLC acquired certain assets for $2.0 billion in cash, yielding net cash proceeds of approximately $1.8 billion, which is subject to further closing adjustments. The net cash proceeds impact the calculation of the senior secured leverage ratio ("SSLR") covenant on a pro forma basis in the quarter ended March 31, 2014 as the SSLR calculations give effect to the cash to be received and the reduction to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted for the properties sold. In addition, the SSLR calculation going forward will be impacted to the extent the proceeds reduce first lien debt or increase cash. After giving effect to the closing of the CEOC-CGP LLC Property Transaction as of March 31, 2014, our SSLR was 3.73 to 1.0. See "Recent Developments" within Item 4.
The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting our ability and the ability of our restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans, and advances; (v) consolidate, merge, sell, or otherwise dispose of all or any part of its assets or to purchase, lease, or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws, and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as "Designated Senior Debt."
While we were in compliance with the terms and conditions of all of our loan agreements, including our Credit Facilities and indentures, as of March 31, 2014, in order to comply with the quarterly SSLR covenant under the Credit Facility in the future, we will need to achieve a certain amount of LTM Adjusted EBITDA - Pro-Forma - CEOC Restricted and/or reduced levels of total senior secured net debt (total senior secured debt less unrestricted cash). The factors that could impact the foregoing include (a) changes in gaming trips, spend per trip and hotel metrics, which we believe are correlated to consumer spending and confidence generally and spending by consumers for gaming and other entertainment activities, (b) our ability to effect cost savings initiatives, (c) asset sales, (d) issuing additional secured or unsecured debt, or project financing, (e) reducing net debt through open market purchases, privately negotiated transactions, redemptions, tender offers or exchanges, (f) equity issuances, (g) reductions in capital expenditures spending.
Caesars Entertainment is not bound by any financial or negative covenants contained in our credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of CEOC.
All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default, the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under the Credit Facilities without ratably securing the retained notes.

The indenture and other agreements governing our cash pay debt and PIK Toggle Notes limit our (and most of our subsidiaries’) ability to among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) engage in any business or own any material asset other than all of the equity interest of CEOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes and the agreements governing the other cash pay debt and PIK Toggle Notes will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Item 6.    Collateral and Guarantors
As of March 31, 2014, CEOC’s Credit Facilities were guaranteed by Caesars Entertainment and secured by a pledge of CEOC’s capital stock and by substantially all of the existing and future property and assets of CEOC and its material, wholly owned domestic subsidiaries, including a pledge of the capital stock of CEOC’s material, wholly owned domestic subsidiaries and 65.0% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. See "Recent Developments" within Item 4 for discussion of Caesars Entertainment's guarantee. As of March 31, 2014, certain undeveloped land in Las Vegas and the following casino properties have mortgages under the Credit Facilities:

Caesars Palace	Horseshoe Tunica
Bally’s Las Vegas (1)	Tunica Roadhouse Hotel & Casino
The Quad Resort & Casino (1)	Harrah’s Council Bluffs
Bally’s Atlantic City	Horseshoe Council Bluffs/Bluffs Run
Caesars Atlantic City	Horseshoe Southern Indiana
Showboat Atlantic City	Harrah’s Metropolis
Harrah’s New Orleans (Hotel Only) (1)	Horseshoe Hammond
Harrah’s Louisiana Downs	Harrah’s Reno
Horseshoe Bossier City	Harrah’s Lake Tahoe
Harrah’s Tunica (2)	Harveys Lake Tahoe
__________________
(1)The Company sold this property to CGP LLC in May 2014. See "Sale of Properties from CEOC to CGP LLC" in "Recent Developments" within Item 4.
(2)Subsequent to March 31, 2014, the Company announced its plan to close this property effective June 2, 2014.

Item 7.    Commitments, Contingencies and Guarantees
Guarantees of Third-Party Debt and Other Obligations and Commitments
At March 31, 2014, our estimated interest payments for the rest of the year ended December 31, 2014 are $1,508.2 million, for the years ended December 31, 2015 through 2018 are $1,698.9 million, $1,600.0 million, $1,376.8 million, and $980.7 million, respectively, and our estimated interest payments thereafter are $665.7 million.
As of March 31, 2014, there have been no other material changes outside of the ordinary course of business to our other known contractual obligations, which are set forth in the table included in Exhibit 99.1 to Caesars Entertainment's Form 8-K filed on April 15, 2014.
Derivative Instruments
We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of March 31, 2014, we had eight interest rate swap agreements outstanding with notional amounts totaling $5,750.0 million that were not designated as hedging instruments for accounting purposes. These interest rate swaps reset monthly or quarterly and expire on January 25, 2015. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows. Changes in the fair value of the swap agreements are recognized in interest expense.
None of our derivative instruments are offset, and the fair values of liability derivatives are recognized in the Consolidated Condensed Balance Sheets. As of March 31, 2014 and December 31, 2013, none of our derivative instruments were designated as accounting hedges.
Fair Value of Derivative Instruments

		Liability Derivatives
(In millions)		Fair Value
Derivative instruments	Balance Sheet Location	March 31, 2014	December 31, 2013
Interest rate swaps	Accrued expenses and other current liabilities	$(130.8)	$—
Interest rate swaps	Deferred credits and other	—	(165.9)
Total		$(130.8)	$(165.9)
Effect of Non-designated Derivative Instruments on Net Loss

(In millions)		Three Months Ended March 31,
Derivatives not designated as hedging instruments	Location of Loss Recognized in Net Loss	2014	2013
Net periodic settlements and accrued interest (1)	Interest expense	$43.4	$42.2
Total expense related to derivatives	Interest expense	8.4	18.4
___________________
(1) The derivative settlements under the terms of the interest rate swap agreements are recognized as interest expense and are paid monthly or quarterly.

Item 8.    Non-GAAP Reconciliations

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of CEOC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CEOC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to CEOC to Property EBITDA for the periods indicated on a regional view. All amounts included in the following table reflect the adjustments described in Item 9, “CEOC Quarterly Consolidated Condensed Statements of Operations.” Other Adjustments includes the impact of discontinued operation and CEOC's adjustments related to the continued consolidations of the LINQ and Octavius Tower post transfer to CERP.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO PROPERTY EBITDA
(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2014	2013
Net loss attributable to CEOC	$(492.9)	$(254.2)
Net income attributable to non-controlling interests	2.1	2.5
Net loss	(490.8)	(251.7)
Loss from discontinued operations, net of income taxes	15.9	23.7
Net loss from continuing operations, net of income taxes	(474.9)	(228.0)
Income tax benefit	(72.2)	(210.3)
Loss from continuing operations before income taxes	(547.1)	(438.3)
Other income, including interest income	(0.9)	(2.4)
Loss on early extinguishments of debt	0.1	29.5
Interest expense	535.8	546.0
Income/(loss) from operations	(12.1)	134.8
Depreciation and amortization	91.3	127.1
Amortization of intangible assets	15.3	23.0
Impairment of intangible and tangible assets	101.1	20.0
Write-downs, reserves, and project opening costs, net of recoveries	12.2	7.3
Acquisition and integration costs	14.6	11.8
(Income)/loss on interests in non-consolidated affiliates	(3.5)	3.0
Corporate expense	49.2	32.1
Other adjustment for the LINQ/Octavius accounting impact	(9.6)	—
EBITDA attributable to discontinued operations	(0.4)	(2.0)
Property EBITDA	$258.1	$357.1

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND
LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED
(UNAUDITED)
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing the CEOC credit facility.
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CEOC's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC's unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude LTM Adjusted EBITDA-Pro Forma of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants ("LTM Adjusted EBITDA-Pro Forma - CEOC Restricted").
Because not all companies use identical calculations, the presentation of CEOC's Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.
All amounts included in the following table reflect the adjustments described in Item 9, “CEOC Quarterly Consolidated Condensed Statements of Operations.”

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the three months ended March 31, 2014 and 2013, and net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma and LTM adjusted EBITDA-Pro Forma - CEOC Restricted for the last twelve months ended March 31, 2014.

	(1)	(2)	(3)
(In millions)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	Year Ended December 31, 2013	(1) - (2) + (3) LTM
Net loss	$(492.9)	$(254.2)	$(2,988.6)	(3,227.3)
Interest expense	535.8	546.0	2,145.7	2,135.5
Interest income	(3.1)	(3.5)	(17.9)	(17.5)
Income tax benefit	(72.2)	(210.3)	(581.9)	(443.8)
Depreciation and amortization	91.3	127.1	435.0	399.2
Depreciation in corporate expense	7.7	3.3	12.8	17.2
Amortization of intangible assets	15.3	23.0	90.1	82.4
Discontinued operations(a)(b)	0.7	—	5.3	6.0
EBITDA	82.6	231.4	(899.5)	(1,048.3)
Write-downs, reserves, and project opening costs, net of recoveries(c)	12.2	7.3	91.4	96.3
Acquisition and integration costs(d)	14.6	11.8	13.4	16.2
Loss on early extinguishment of debt(e)	0.1	29.5	32.1	2.7
Net income/(loss) attributable to non-controlling interests(f)	2.1	(2.5)	(4.4)	0.2
Impairment of tangible and intangible assets(g)	101.1	20.0	1,975.6	2,056.7
Non-cash expense for stock compensation benefits(h)	7.9	2.5	34.4	39.8
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA(i)	21.1	—	9.0	30.1
Discontinued operations write-downs, reserves, and project opening costs, net of recoveries and Impairments(j)	14.9	21.7	7.1	0.3
Other adjustment for the LINQ/Octavius accounting impact	(9.6)	—	(5.6)	(15.2)
Other items(k)	2.8	10.9	10.1	2.0
Adjusted EBITDA	$249.8	$332.6	$1,263.6	1,180.8
Pro forma adjustments related to properties(l)				11.0
Pro forma adjustment for estimated cost savings yet to be realized(m)				161.4
LTM Adjusted EBITDA-Pro Forma				1,353.2
Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries				(70.6)
Adjusted EBITDA-Pro Forma of CEOC's discontinued operations(n)				(0.1)
LTM Adjusted EBITDA-ProForma - CEOC Restricted				$1,282.5
 ____________________

(a)
Amounts include a provision for income taxes related to discontinued operations of $0.0 million and $2.7 million for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively, and an income tax benefit of $0.3 million for the three months ended March 31, 2013.

(b)
Amounts include depreciation and amortization related to discontinued operations of $0.0 million, $0.3 million and $0.6 million for the three months ended March 31, 2014 and 2013, and for the year ended December 31, 2013, respectively. Amounts also include interest expense related to discontinued operations of $0.7 million, $0.0 million and $2.0 million for the three months ended March 31, 2014 and 2013, and for the year ended December 31, 2013, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, which is a non-cash item as it excludes any cash distributions. Cash distributions to minority owners are included in the "other items" line item.

(g)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of competitive conditions.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CEOC's employees.

(i)
Amounts represent adjustments to include 100% of Baluma S.A. (Conrad Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

(j)
Amounts include reserves and impairments related to the closure of Golden Nugget in February 2014 and Alea Leeds in March 2013 and the sale of the Company's investment in a land concession in Macau, which was completed in November 2013, all of which are included in loss from discontinued operations.

(k)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, business optimization expenses, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, one time sales tax assessments and accruals, project start-up costs, non-cash equity in earnings of non-consolidated affiliates (net of distributions), and adjustments to include controlling interests' portion of Baluma S.A. adjusted EBITDA.

(l)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(m)
Amount represents adjustments of CEOC to reflect the impact of annualized run-rate cost-savings and anticipated future cost savings to be realized from profitability improvement and cost savings programs.

(n)	Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma.

Item 9.    CEOC Quarterly Consolidated Condensed Statements of Operations
The following tables present the effects of the revisions introduced in Item 1 on the Company’s Unaudited Quarterly Consolidated Condensed Statements of Operations for the respective periods and have been provided for comparative purposes for all interim periods in 2013 to allow a greater understanding of the adjustments that have been made to previously provided financial information.
Unaudited Quarterly Consolidated Condensed Statements of Operations

(In millions)	Q1-2013 (As Revised)	Q2-2013 (As Revised)	Q3-2013 (As Revised)	Q4-2013 (As Revised)	Full Year 2013
Revenues
Casino	$1,210.2	$1,133.5	$1,179.4	$1,108.5	$4,631.6
Food and beverage	256.2	255.7	256.3	226.4	994.6
Rooms	182.9	199.6	197.0	162.4	741.9
Management fees	10.7	17.2	14.5	16.8	59.2
Other	106.2	107.1	109.3	96.2	418.8
Reimbursable management costs	59.7	70.5	71.8	82.6	284.6
Less: casino promotional allowances	(210.5)	(203.2)	(214.5)	(198.1)	(826.3)
Net revenues	1,615.4	1,580.4	1,613.8	1,494.8	6,304.4
Operating expenses
Direct
Casino	693.7	674.3	658.2	657.2	2,683.4
Food and beverage	105.8	107.7	106.9	91.2	411.6
Rooms	43.5	49.1	44.4	37.3	174.3
Property, general, administrative, and other	353.6	343.9	367.5	354.0	1,419.0
Reimbursable management costs	59.7	70.5	71.8	82.6	284.6
Depreciation and amortization	127.1	110.4	101.3	96.2	435.0
Write-downs, reserves, and project opening costs, net of recoveries	7.3	19.9	11.5	52.7	91.4
Impairment of intangible and tangible assets	20.0	82.9	925.4	947.3	1,975.6
Loss/(income) on interests in non-consolidated affiliates	3.0	15.7	4.3	(2.3)	20.7
Corporate expense	32.1	32.6	28.0	45.5	138.2
Acquisition and integration costs	11.8	5.6	3.1	(7.1)	13.4
Amortization of intangible assets	23.0	22.9	22.9	21.3	90.1
Total operating expenses	1,480.6	1,535.5	2,345.3	2,375.9	7,737.3
Income/(loss) from operations	134.8	44.9	(731.5)	(881.1)	(1,432.9)
Interest expense	(546.0)	(527.1)	(540.2)	(532.4)	(2,145.7)
Loss on early extinguishment of debt	(29.5)	(0.1)	(0.3)	(2.2)	(32.1)
Gain on partial sale of subsidiary	—	44.1	—	—	44.1
Other income/(loss)	2.4	5.2	(0.2)	7.9	15.3
Loss from continuing operations before income taxes	(438.3)	(433.0)	(1,272.2)	(1,407.8)	(3,551.3)
Income tax benefit	210.3	67.5	136.8	167.3	581.9
Loss from continuing operations, net of income taxes	(228.0)	(365.5)	(1,135.4)	(1,240.5)	(2,969.4)
Discontinued operations
Income/(loss) from discontinued operations	(24.0)	(0.4)	14.2	(1.9)	(12.1)
Income tax benefit/(provision)	0.3	—	(3.1)	0.1	(2.7)
Loss from discontinued operations, net of income taxes	(23.7)	(0.4)	11.1	(1.8)	(14.8)
Net loss	(251.7)	(365.9)	(1,124.3)	(1,242.3)	(2,984.2)
Less: net (income)/loss attributable to non-controlling interests	(2.5)	(2.2)	2.0	(1.7)	(4.4)
Net loss attributable to CEOC	$(254.2)	$(368.1)	$(1,122.3)	$(1,244.0)	$(2,988.6)

See accompanying "Notes to Financial Statement Revisions."

Unaudited Quarterly Consolidated Condensed Statements of Operations (Continued)

	Three Months Ended March 31, 2013
(In millions)	As Reported (1)	Revision (2)	Revision (3)	Revision (4)	Revision (5)	Revised
Revenues
Casino	$1,210.2	$—	$—	$—	$—	$1,210.2
Food and beverage	256.2	—	—	—	—	256.2
Rooms	182.9	—	—	—	—	182.9
Management fees	10.7	—	—	—	—	10.7
Other	107.4	—	—	—	(1.2)	106.2
Reimbursable management costs	59.7	—	—	—	—	59.7
Less: casino promotional allowances	(211.3)	—	—	—	0.8	(210.5)
Net revenues	1,615.8	—	—	—	(0.4)	1,615.4
Operating expenses
Direct
Casino	692.9	—	—	—	0.8	693.7
Food and beverage	105.8	—	—	—	—	105.8
Rooms	43.5	—	—	—	—	43.5
Property, general, administrative, and other	338.5	—	16.3	—	(1.2)	353.6
Reimbursable management costs	59.7	—	—	—	—	59.7
Depreciation and amortization	127.1	—	—	—	—	127.1
Write-downs, reserves, and project opening costs, net of recoveries	7.3	—	—	—	—	7.3
Impairment of intangible and tangible assets	20.0	—	—	—	—	20.0
Loss on interests in non-consolidated affiliates	3.0	—	—	—	—	3.0
Corporate expense	32.1	—	—	—	—	32.1
Acquisition and integration costs	11.8	—	—	—	—	11.8
Amortization of intangible assets	23.0	—	—	—	—	23.0
Total operating expenses	1,464.7	—	16.3	—	(0.4)	1,480.6
Income from operations	151.1	—	(16.3)	—	—	134.8
Interest expense	(553.5)	—	—	—	7.5	(546.0)
Loss on early extinguishment of debt	(36.7)	—	—	—	7.2	(29.5)
Other income	3.8	—	—	—	(1.4)	2.4
Loss from continuing operations before income taxes	(435.3)	—	(16.3)	—	13.3	(438.3)
Income tax benefit	269.1	(59.4)	3.3	—	(2.7)	210.3
Loss from continuing operations, net of income taxes	(166.2)	(59.4)	(13.0)	—	10.6	(228.0)
Discontinued operations
Loss from discontinued operations	(44.8)	—	—	—	20.8	(24.0)
Income tax benefit	2.8	—	—	—	(2.5)	0.3
Loss from discontinued operations, net of income taxes	(42.0)	—	—	—	18.3	(23.7)
Net loss	(208.2)	(59.4)	(13.0)	—	28.9	(251.7)
Less: net income attributable to non-controlling interests	(2.5)	—	—	—	—	(2.5)
Net loss attributable to CEOC	$(210.7)	$(59.4)	$(13.0)	$—	$28.9	$(254.2)

See accompanying "Notes to Financial Statement Revisions."

Unaudited Quarterly Consolidated Condensed Statements of Operations (Continued)

	Three Months Ended June 30, 2013
(In millions)	As Reported (1)	Revision (2)	Revision (3)	Revision (4)	Revision (5)	Revised
Revenues
Casino	$1,133.5	$—	$—	$—	$—	$1,133.5
Food and beverage	255.7	—	—	—	—	255.7
Rooms	199.6	—	—	—	—	199.6
Management fees	17.2	—	—	—	—	17.2
Other	107.1	—	—	—	—	107.1
Reimbursable management costs	70.5	—	—	—	—	70.5
Less: casino promotional allowances	(203.2)	—	—	—	—	(203.2)
Net revenues	1,580.4	—	—	—	—	1,580.4
Operating expenses
Direct
Casino	674.3	—	—	—	—	674.3
Food and beverage	107.7	—	—	—	—	107.7
Rooms	49.1	—	—	—	—	49.1
Property, general, administrative, and other	327.6	—	16.3	—	—	343.9
Reimbursable management costs	70.5	—	—	—	—	70.5
Depreciation and amortization	110.4	—	—	—	—	110.4
Write-downs, reserves, and project opening costs, net of recoveries	11.7	—	—	—	8.2	19.9
Impairment of intangible and tangible assets	80.3	—	—	—	2.6	82.9
Loss on interests in non-consolidated affiliates	15.7	—	—	—	—	15.7
Corporate expense	32.6	—	—	—	—	32.6
Acquisition and integration costs	5.6	—	—	—	—	5.6
Amortization of intangible assets	22.9	—	—	—	—	22.9
Total operating expenses	1,508.4	—	16.3	—	10.8	1,535.5
Income from operations	72.0	—	(16.3)	—	(10.8)	44.9
Interest expense	(523.5)	—	—	—	(3.6)	(527.1)
Loss on early extinguishment of debt	(0.1)	—	—	—	—	(0.1)
Gain on partial sale of subsidiary	44.1	—	—	—	—	44.1
Other income	6.5	—	—	—	(1.3)	5.2
Loss from continuing operations before income taxes	(401.0)	—	(16.3)	—	(15.7)	(433.0)
Income tax benefit	141.6	(79.9)	2.6	—	3.2	67.5
Loss from continuing operations, net of income taxes	(259.4)	(79.9)	(13.7)	—	(12.5)	(365.5)
Discontinued operations
Loss from discontinued operations	(0.4)	—	—	—	—	(0.4)
Income tax benefit	—	—	—	—	—	—
Loss from discontinued operations, net of income taxes	(0.4)	—	—	—	—	(0.4)
Net loss	(259.8)	(79.9)	(13.7)	—	(12.5)	(365.9)
Less: net income attributable to non-controlling interests	(2.2)	—	—	—	—	(2.2)
Net loss attributable to CEOC	$(262.0)	$(79.9)	$(13.7)	$—	$(12.5)	$(368.1)

See accompanying "Notes to Financial Statement Revisions."

Unaudited Quarterly Consolidated Condensed Statements of Operations (Continued)

	Three Months Ended September 30, 2013
(In millions)	As Reported (1)	Revision (2)	Revision (3)	Revision (4)	Revision (5)	Revised
Revenues
Casino	$1,179.4	$—	$—	$—	$—	$1,179.4
Food and beverage	256.3	—	—	—	—	256.3
Rooms	197.0	—	—	—	—	197.0
Management fees	14.5	—	—	—	—	14.5
Other	109.3	—	—	—	—	109.3
Reimbursable management costs	71.8	—	—	—	—	71.8
Less: casino promotional allowances	(214.5)	—	—	—	—	(214.5)
Net revenues	1,613.8	—	—	—	—	1,613.8
Operating expenses
Direct
Casino	658.2	—	—	—	—	658.2
Food and beverage	106.9	—	—	—	—	106.9
Rooms	44.4	—	—	—	—	44.4
Property, general, administrative, and other	351.3	—	16.3	—	(0.1)	367.5
Reimbursable management costs	71.8	—	—	—	—	71.8
Depreciation and amortization	101.3	—	—	—	—	101.3
Write-downs, reserves, and project opening costs, net of recoveries	11.5	—	—	—	—	11.5
Impairment of intangible and tangible assets	925.4	—	—	—	—	925.4
Loss on interests in non-consolidated affiliates	4.3	—	—	—	—	4.3
Corporate expense	28.0	—	—	—	—	28.0
Acquisition and integration costs	3.1	—	—	—	—	3.1
Amortization of intangible assets	22.9	—	—	—	—	22.9
Total operating expenses	2,329.1	—	16.3	—	(0.1)	2,345.3
Loss from operations	(715.3)	—	(16.3)	—	0.1	(731.5)
Interest expense	(549.2)	—	—	—	9.0	(540.2)
Loss on early extinguishment of debt	(0.3)	—	—	—	—	(0.3)
Other income/(loss)	1.1	—	—	—	(1.3)	(0.2)
Loss from continuing operations before income taxes	(1,263.7)	—	(16.3)	—	7.8	(1,272.2)
Income tax benefit	441.6	(304.4)	0.9	—	(1.3)	136.8
Loss from continuing operations, net of income taxes	(822.1)	(304.4)	(15.4)	—	6.5	(1,135.4)
Discontinued operations
Income from discontinued operations	14.2	—	—	—	—	14.2
Income tax provision	(3.1)	—	—	—	—	(3.1)
Income from discontinued operations, net of income taxes	11.1	—	—	—	—	11.1
Net loss	(811.0)	(304.4)	(15.4)	—	6.5	(1,124.3)
Less: net loss attributable to non-controlling interests	2.0	—	—	—	—	2.0
Net loss attributable to CEOC	$(809.0)	$(304.4)	$(15.4)	$—	$6.5	$(1,122.3)

See accompanying "Notes to Financial Statement Revisions."

Unaudited Quarterly Consolidated Condensed Statements of Operations (Continued)

	Three Months Ended December 31, 2013
(In millions)	As Reported (1)		Revision (2)	Revision (3)	Revision (4)	Revision (5)	Revised
Revenues
Casino	$1,108.5		$—	$—	$—	$—	$1,108.5
Food and beverage	226.4		—	—	—	—	226.4
Rooms	162.4		—	—	—	—	162.4
Management fees	16.8		—	—	—	—	16.8
Other	96.2		—	—	—	—	96.2
Reimbursable management costs	82.6		—	—	—	—	82.6
Less: casino promotional allowances	(198.1)		—	—	—	—	(198.1)
Net revenues	1,494.8		—	—	—	—	1,494.8
Operating expenses
Direct
Casino	657.2		—	—	—	—	657.2
Food and beverage	91.2		—	—	—	—	91.2
Rooms	37.3		—	—	—	—	37.3
Property, general, administrative, and other	354.0		—	—	—	—	354.0
Reimbursable management costs	82.6		—	—	—	—	82.6
Depreciation and amortization	96.2		—	—	—	—	96.2
Write-downs, reserves, and project opening costs, net of recoveries	52.7		—	—	—	—	52.7
Impairment of intangible and tangible assets	947.3		—	—	—	—	947.3
Income on interests in non-consolidated affiliates	(2.3)		—	—	—	—	(2.3)
Corporate expense	45.5		—	—	—	—	45.5
Acquisition and integration costs	(7.1)		—	—	—	—	(7.1)
Amortization of intangible assets	21.3		—	—	—	—	21.3
Total operating expenses	2,375.9		—	—	—	—	2,375.9
Loss from operations	(881.1)		—	—	—	—	(881.1)
Interest expense	(582.3)		—	—	—	49.9	(532.4)
Loss on early extinguishment of debt	(2.2)		—	—	—	—	(2.2)
Other income	7.9	7.9	—	—	—		7.9
Loss from continuing operations before income taxes	(1,457.7)		—	—	—	49.9	(1,407.8)
Income tax benefit/(provision)	299.1		(125.8)	(6.8)	—	0.8	167.3
Loss from continuing operations, net of income taxes	(1,158.6)		(125.8)	(6.8)	—	50.7	(1,240.5)
Discontinued operations
Income/(loss) from discontinued operations	(1.9)		—	—	—	—	(1.9)
Income tax benefit/(provision)	0.1		—	—	—	—	0.1
Income/(loss) from discontinued operations, net of income taxes	(1.8)		—	—	—	—	(1.8)
Net loss	(1,160.4)		(125.8)	(6.8)	—	50.7	(1,242.3)
Less: net income attributable to non-controlling interests	(1.7)		—	—	—	—	(1.7)
Net loss attributable to CEOC	$(1,162.1)		$(125.8)	$(6.8)	$—	$50.7	$(1,244.0)

See accompanying "Notes to Financial Statement Revisions."

Notes to Financial Statement Revisions.

As described in CEC's Current Report on Form 8-K filed with the SEC on April 15, 2014 ("CEC's April 2014 8-K"), we made the following adjustments to previously furnished consolidated condensed statements of operations:

(1)
Amounts have been adjusted from the amounts previously disclosed in Exhibits 99.1 as attached to CEC Forms 10-Q or CEC's April 2014 8-K for the discontinued operations of the Harrah's St. Louis casino, the Alea Leeds casino, the subsidiaries that held our land concession in Macau, and the Golden Nugget casino.

(2)
Method of Presentation of Accounting for Income Taxes. During 2013, the Company changed its method of presenting CEOC’s income taxes for external reporting purposes from the pro rata method of allocating taxes to the separate return method.  Under the method previously employed, tax attributes (primarily net operating loss carryforwards) of CEOC that were used by other members of the Caesars consolidated tax group were presented on the CEOC balance sheet as a reduction of equity. Under the separate return method, these tax attributes have been presented as a reduction to the noncurrent deferred tax assets and liabilities.

During 2013, as a result of the increased losses incurred during the year, CEOC determined that it was not more likely than not that its net operating losses would be fully realized on a standalone basis. CEOC therefore was required to record a valuation allowance on its deferred tax assets (including net operating losses) as part of the separate return method of presentation. Net losses during the nine months ended September 30, 2013 previously provided an income tax benefit under the pro rata method; however, due to the requirement for a valuation allowance under the separate return method, we have reversed the income tax benefit on a retrospective basis as presented in the revised Unaudited Quarterly Consolidated Condensed Statements of Operations for the three months ended March 31, 2013, June 30, 2013 and September 30, 2013. The income tax provision previously presented in CEC's April 2014 8-K for the fourth quarter of 2013 has been adjusted to reflect the allocation of the 2013 annual tax benefit to each interim period.

(3)
Accounting for Intercompany Insurance. Previously presented financial statements improperly eliminated within CEOC its allocation of Caesars’ consolidated risk management and insurance costs. Therefore, the standalone results of CEOC did not accurately portray the total cost of operations. The revised Unaudited Quarterly Consolidated Condensed Statements of Operations for the three months ended March 31, 2013, June 30, 2013 and September 30, 2013 included herein include such costs as allocated to CEOC. Caesars Entertainment's results of operations, on a consolidated basis, were not affected by this error. This matter only impacted results of operations, and has no impact on cash, cash flows or total stockholders' equity for any periods presented. Once recasting for this prior period error, on a recasted basis, we remained in compliance with the senior secured leverage ratio covenant under the CEOC credit agreement at each reporting period, including and up to December 31, 2013.

(4)
Change in Pension Accounting. In the fourth quarter of 2013, Caesars elected to change its method of accounting for actuarial gains and losses for its pension plan in the United Kingdom to a preferable method permitted under GAAP. The new method (“Immediate Recognition Method”) recognizes actuarial gains and losses in operating results in the year in which the gains and losses occur rather than deferring them into Other Comprehensive Loss and amortizing them over future periods (“Deferral Method”). Caesars management believes that this accounting change improves the transparency of reporting by providing recognition of current economic and interest rate trends in the current period results, compared with deferral and amortization over future periods. We applied this accounting change retrospectively to all periods presented, which increased property, general, and administrative expense, as well as net loss, by $9.9 million in the fourth quarter of 2013.

This accounting change does not impact our debt covenant compliance and there is no impact on cash funding of the pension plan. During the fourth quarter 2013, we recognized $9.9 million in increased pension expense as compared to our previous method of accounting for this pension; accordingly, there are no adjustments to the first nine months of 2013. As of December 31, 2013, total plan assets were $195.8 million and the total projected benefit obligation was $270.8 million, resulting in a net pension liability of $75.0 million. Our estimated long term expected return on assets for this plan, which has been frozen since 2010, is 6.3%, with a 4.4% discount rate.

(5)
Previously-Identified Immaterial Misstatements. Because the Company will revise its previously-issued consolidated financial statements as described above, the Company also corrected certain previously-identified immaterial errors that were either uncorrected or were not corrected in the period in which they originated including (i) errors in accounting for intercompany debt; (ii) errors related to presentation of pass-through reimbursable management costs; and (iii) other errors in stock-based compensation, impairments, project accounting, interest expense, and debt extinguishments.